Sabre strengthens financial position, advances technology transformation and announces commercial wins; reports 2020 results

2020 Business highlights:
•Reduced go-forward annual costs by approximately $200 million
•Added liquidity, extended debt maturities and ended the year with a cash balance of $1.5 billion
•Advanced technology transformation and modernization with migration of 250+ applications to cloud, reduction in legacy technology infrastructure and strategic partnership with Google
•Attracted new content and functionality in the GDS, including agreements with Southwest Airlines and Lufthansa Group
•Signed new enterprise wins with Louvre Hotels Group and All-Inclusive by Marriott International

2020 Financial results:
•Revenue totaled $314 million in the fourth quarter and $1.3 billion for the full year
•Net loss attributable to common stockholders totaled $311 million in the fourth quarter and $1,280 million for the full year
•Net loss attributable to common stockholders per share totaled $0.98 in the fourth quarter and $4.42 for the full year
•Adjusted EPS totaled ($0.77) in the fourth quarter and ($3.18) for the full year
•All metrics were negatively impacted by the COVID-19 pandemic, partially offset by variable cost relief and implementation of cost-savings actions

SOUTHLAKE, Texas – February 16, 2021 – Sabre Corporation ("Sabre" or the "Company") (NASDAQ: SABR) today announced financial results for the quarter and year ended December 31, 2020.

"In light of the COVID-19 pandemic, 2020 presented the greatest challenges ever faced by the global travel industry, with global air and hotel bookings down more than we have seen in any prior year. As the impact of the COVID-19 virus spread, we took quick and decisive actions to improve our financial position. We reduced our go-forward annual costs by approximately $200 million, which represents significant savings against our 2019 cost base. We added liquidity, extended our debt maturities and ended the year with a cash balance of $1.5 billion," said Sean Menke, President and CEO.

"Despite the challenges that 2020 presented, the year also included major advancements in our technology transformation and modernization, which is expected to reduce our operating costs by more than $100 million per year starting in 2024. We signed renewals with some of our largest customers, including important new distribution agreements, and won competitive reservations deals, new low-cost carriers and two new enterprise hotel customers. We believe that after the effects of the COVID-19 pandemic recede, we will be ready with a more profitable cost structure, strong customer engagement and innovations to advance the future of travel.”

Q4 2020 Financial Summary

Sabre consolidated fourth quarter revenue decreased 67% to $314 million, compared to $941 million in the fourth quarter of 2019. The decline in revenue was driven by unprecedented reductions in global air, hotel and other travel bookings due to the COVID-19 pandemic.

Operating loss was $220 million, versus operating income of $58 million in the fourth quarter of 2019. The decline in operating results in the quarter was primarily due to the significant decline in revenue driven by the COVID-19 pandemic, a $14 million abandonment charge related to the closure of certain office locations and a $9 million impairment charge associated with the recoverability of software developed for internal use and capitalized implementation costs. These impacts were partially offset by declines in Travel Solutions incentive expenses and Hospitality Solutions transaction-related costs, reduced headcount-related expenses resulting from implementation of cost-savings actions, a decline in technology costs due to lower transaction volumes and a $17 million reduction in legal costs associated with the now-terminated acquisition of Farelogix, as well as lower depreciation and amortization.

Net loss attributable to common stockholders totaled $311 million, versus net income of $10 million in the fourth quarter of 2019. Diluted net loss attributable to common stockholders per share (EPS) totaled $0.98, versus diluted net income attributable to common stockholders per share of $0.04 in the fourth quarter of 2019. The change in net income attributable to common stockholders was driven by the items impacting operating loss described above, as well as increased interest expense, increased tax expense and an $11 million loss on extinguishment of debt. These impacts were partially offset by a $10 million gain resulting from the sale and leaseback of our headquarters buildings, which was completed for a net aggregate sale price of $69 million in the fourth quarter.

Adjusted Operating Loss was $169 million, versus Adjusted Operating Income of $98 million in the fourth quarter of 2019. The decline in Adjusted Operating results in the quarter was primarily due to the significant decline in revenue driven by the COVID-19 pandemic, partially offset by declines in Travel Solutions incentive expenses and Hospitality Solutions transaction-related costs, reduced headcount-related expenses resulting from implementation of cost-savings actions and a decline in technology costs due to lower transaction volumes, as well as lower depreciation and amortization.

For the quarter, Sabre reported Adjusted EPS of ($0.77), versus $0.16 in the fourth quarter of 2019.

Full Year 2020 Financial Summary

For the full year 2020, Sabre total consolidated revenue decreased 66% to $1.3 billion, compared to $4.0 billion for the prior year. The decline in revenue was driven by unprecedented reductions in global air, hotel and other travel bookings due to the COVID-19 pandemic.

Operating loss was $988 million, versus operating income of $363 million in 2019. The decline in operating results was primarily due to the significant decline in revenue driven by the COVID-19 pandemic. Other items impacting operating results include $86 million in restructuring charges related to severance benefits and the closure of certain office locations, a $45 million increase in the provision for expected credit losses and a $9 million impairment charge. Additionally, operating results were impacted by an unfavorable comparison to a $32 million benefit in the prior year related to the reversal of a previous accrual for a US Airways legal matter. These impacts were partially offset by declines in Travel Solutions incentives expenses and Hospitality Solutions transaction-related costs, a reduction in headcount-related expenses resulting from implementation of cost-saving actions, a decline in technology costs due to lower transaction volumes and a $27 million reduction in legal costs associated with the now-terminated acquisition of Farelogix, as well as lower depreciation and amortization.

Net loss attributable to common stockholders totaled $1,280 million, versus net income of $159 million in 2019. Diluted net loss attributable to common shareholders per share (EPS) totaled $4.42, versus diluted net income attributable to common stockholders per share of $0.57 in

2019. The change in net income attributable to common stockholders was driven by the items impacting operating loss described above, as well as increased interest expense, a $46 million charge related to the now-terminated acquisition of Farelogix, a $22 million loss on extinguishment of debt, a $18 million pension plan charge and $8 million recorded for preferred stock dividends. These impacts were partially offset by reduced tax expense and a $10 million gain resulting from the sale of our headquarters buildings.

Adjusted Operating Loss totaled $745 million, versus Adjusted Operating Income of $513 million in 2019. The decline in Adjusted Operating results was primarily due to the significant decline in revenue driven by the COVID-19 pandemic and a $45 million increase in the provision for expected credit losses. These impacts were partially offset by declines in Travel Solutions incentives expenses and Hospitality Solutions transaction-related costs, a reduction in headcount-related expenses resulting from implementation of cost-savings actions and a decline in technology costs due to lower transaction volumes, as well as lower depreciation and amortization.

For the full year 2020, Sabre reported Adjusted EPS of ($3.18), versus $1.01 per share in 2019.

With regards to Sabre's full year 2020 cash flows (versus prior year):
•Cash used in operating activities totaled $770 million (vs. $581 million provided by)
•Cash used in investing activities totaled $1 million (vs. $243 million)
•Cash provided by financing activities totaled $1,838 million (vs. $410 million used in)
•Capitalized expenditures totaled $65 million (vs. $115 million)

Free Cash Flow for the full year was negative $836 million, versus Free Cash Flow generation of $466 million in 2019.

Financial Results

	Three Months Ended December 31,			Year Ended December 31,
(in thousands, except for EPS; unaudited):	2020	2019	% Change	2020	2019	% Change
Total Company:

Revenue	$313,714	$941,422	(67)	$1,334,100	$3,974,988	(66)
Operating (Loss) Income	$(219,509)	$57,637	(481)	$(988,039)	$363,417	(372)
Net (loss) income attributable to common stockholders	$(311,143)	$10,091	NM	$(1,280,403)	$158,592	(907)
Diluted net (loss) income attributable to common stockholders per share (EPS)	$(0.98)	$0.04	NM	$(4.42)	$0.57	(875)
Adjusted EBITDA*	$(82,597)	$206,812	(140)	$(372,852)	$946,360	(139)
Adjusted EBITDA Margin*	NM	22.0%		NM	23.8%
Adjusted Operating (Loss) Income*	$(168,902)	$97,619	(273)	$(745,274)	$513,408	(245)
Adjusted Net (Loss) Income*	$(243,995)	$43,997	(655)	$(922,321)	$279,215	(430)
Adjusted EPS*	$(0.77)	$0.16	(581)	$(3.18)	$1.01	(415)
Cash (used in) provided by operating activities	$(183,176)	$156,895	(217)	$(770,245)	$581,260	(233)
Cash provided by (used in) investing activities	$51,343	$(134,544)	NM	$(1,291)	$(243,026)	(99)
Cash (used in) provided by financing activities	$(36,063)	$(58,297)	(38)	$1,837,741	$(409,721)	NM
Capitalized expenditures	$17,161	$23,042	(26)	$65,420	$115,166	(43)
Free Cash Flow*	$(200,337)	$133,853	(250)	$(835,665)	$466,094	(279)
Net Debt (total debt, less cash)				$3,307,840	$2,927,633
Net Debt / LTM Adjusted EBITDA*				NM	3.1x

Travel Solutions:

Revenue	$275,826	$880,609	(69)	$1,176,694	$3,723,000	(68)
Operating (loss) Income	$(113,655)	$154,560	(174)	$(520,594)	$727,222	(172)
Adjusted Operating (Loss) Income*	$(114,538)	$154,631	(174)	$(523,122)	$729,266	(172)
Distribution Revenue	$130,932	$638,483	(79)	$582,115	$2,730,845	(79)
Total Bookings	26,313	128,333	(79)	124,684	566,308	(78)
Air Bookings	22,892	112,359	(80)	103,331	499,111	(79)
Lodging, Ground and Sea Bookings	3,421	15,974	(79)	21,353	67,197	(68)
Bookings Share	36.6%	38.9%		40.9%	38.8%
IT Solutions Revenue	$144,894	$242,126	(40)	$594,579	$992,155	(40)
Passengers Boarded	78,570	187,171	(58)	322,714	741,107	(56)

Hospitality Solutions:

Revenue	$41,465	$71,355	(42)	$174,628	$292,880	(40)
Operating Loss	$(15,440)	$(6,161)	151	$(63,915)	$(21,632)	195
Adjusted Operating Loss*	$(15,440)	$(6,161)	151	$(63,915)	$(21,632)	195
Central Reservation System Transactions	15,665	26,106	(40)	67,046	108,482	(38)
*Indicates non-GAAP financial measure; see descriptions and reconciliations below

Travel Solutions

Fourth quarter 2020 results (versus prior year):
•Revenue decreased 69% to $276 million due to the unprecedented disruption in travel driven by the COVID-19 pandemic.
•Operating loss totaled $114 million, versus operating income of $155 million in the fourth quarter of 2019. The decline in operating income was driven by the reduction in revenue due to the COVID-19 pandemic, partially offset by lower incentive expenses, reduced headcount-related expenses resulting from implementation of cost-savings actions and a decline in technology costs due to lower transaction volumes.
•Distribution revenue decreased 79% to $131 million.
◦Global bookings, net of cancellations, declined 79% in the quarter.
◦In the quarter, North American bookings declined 77%, EMEA bookings declined 80%, Latin America bookings declined 71% and Asia-Pacific bookings declined 90%.
◦Gross air bookings declined 80%, 78% and 77% and net air bookings declined 81%, 80% and 78% in October, November and December, respectively.
◦Global air bookings share was 36.6%.
•IT Solutions revenue decreased 40% to $145 million.
◦Reservations revenue decreased 55% and Commercial and Operations revenue decreased 25%, primarily driven by the impact of the COVID-19 pandemic on the existing customer base.
◦Airline passengers boarded declined 58% in the quarter.

Full year 2020 results (versus prior year):
•Revenue decreased 68% to $1.2 billion due to the unprecedented disruption in travel driven by the COVID-19 pandemic.
•Operating loss totaled $521 million, versus operating income of $727 million in 2019. The decline in operating income was driven by the reduction in revenue due to the COVID-19 pandemic, partially offset by lower incentive expenses, reduced headcount-related expenses resulting from implementation of cost-savings actions and a decline in technology costs due to lower transaction volumes.
•Distribution revenue decreased 79% to $582 million.
◦Global bookings, net of cancellations, declined 78% in the year.
◦Global air bookings share increased 210 basis points to 40.9%.
•IT Solutions revenue decreased 40% to $595 million.
◦Reservations revenue decreased 52% and Commercial and Operations revenue decreased 27%.

◦Airline passengers boarded declined 56% in the year.

Hospitality Solutions

Fourth quarter 2020 results (versus prior year):
•Hospitality Solutions revenue decreased 42% to $41 million.
•Central reservation system transactions declined 40% to 16 million.
•Operating loss was $15 million, versus operating loss of $6 million in the fourth quarter of 2019. The increase in operating loss was primarily due to the reduction in CRS transactions driven by the COVID-19 pandemic, partially offset by a decline in transaction-based costs and reduced headcount-related expenses resulting from the implementation of cost-savings actions.

Full year 2020 results (versus prior year):
•Hospitality Solutions revenue decreased 40% to $175 million.
•Central reservation system transactions decreased 38% to 67 million.
•Operating loss was $64 million, versus operating loss of $22 million in 2019. The increase in operating loss was primarily due to the reduction in CRS transactions driven by the COVID-19 pandemic, partially offset by a decline in transaction-based costs and reduced headcount-related expenses resulting from the implementation of cost-savings actions.

Business Outlook

Given the ongoing magnitude and the uncertainty related to the COVID-19 pandemic and its economic effects, Sabre has not given guidance at this time.

Conference Call

Sabre will conduct its fourth quarter and full-year 2020 investor conference call today at 9:00 a.m. ET. The live webcast and accompanying slide presentation can be accessed via the Investor Relations section of its website, investors.sabre.com. A replay of the event will be available for at least 90 days following the event.

About Sabre

Sabre Corporation is the leading technology provider to the global travel industry. Sabre’s software, data, mobile and distribution solutions are used by hundreds of airlines and thousands of hotel properties to manage critical operations, including passenger and guest reservations, revenue management, flight, network and crew management. Sabre also operates a leading global travel marketplace, which processes more than $120 billion of global travel expenditures annually by connecting travel buyers and suppliers. Headquartered in Southlake, Texas, USA, Sabre serves customers in more than 160 countries around the world.

Website Information

Sabre routinely posts important information for investors on the Investor Relations section of its website, investors.sabre.com, and on its Twitter account, @Sabre_Corp. We intend to use the Investor Relations section of our website and our Twitter account as a means of disclosing material, non-public information and for complying with disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of Sabre's website and our Twitter account, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website or our Twitter account is not incorporated by reference into, and is not a part of, this document.

Supplemental Financial Information

In conjunction with today’s earnings report, a file of supplemental financial information will be available on the Investor Relations section of our website, investors.sabre.com.

Industry Data

This release contains industry data, forecasts and other information that Sabre obtained from industry publications and surveys, public filings and internal company sources, and there can be no assurance as to the accuracy or completeness of the included information. Statements as to Sabre's ranking, market position, bookings share and market estimates are based on independent industry publications, government publications, third-party forecasts and management’s estimates and assumptions about our markets and our internal research. The company has not independently verified this third-party information nor has it ascertained the underlying economic assumptions relied upon in those sources, and cannot assure you of the accuracy or completeness of this information.

Note on Non-GAAP Financial Measures

This press release includes unaudited non-GAAP financial measures, including Adjusted Operating (Loss) Income, Adjusted Net (Loss) Income from continuing operations ("Adjusted

Net (Loss) Income"), Adjusted EBITDA, Adjusted Net (Loss) Income from continuing operations per share ("Adjusted EPS"), Free Cash Flow and the ratios based on these financial measures.

We present non-GAAP measures when our management believes that the additional information provides useful information about our operating performance. Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP. See “Non-GAAP Financial Measures” below for an explanation of the non-GAAP measures and “Tabular Reconciliations for Non-GAAP Measures” below for a reconciliation of the non-GAAP financial measures to the comparable GAAP measures.

Forward-looking statements

Certain statements herein are forward-looking statements about trends, future events, uncertainties and our plans and expectations of what may happen in the future. Any statements that are not historical or current facts are forward-looking statements. In many cases, you can identify forward-looking statements by terms such as “expect,” “future,” “believe,” “plan,” "guidance," "outlook," “anticipate,” “will,” "forecast," "continue," "strategy," "estimate," "project," “may,” “should,” “would,” “intend," “potential” or the negative of these terms or other comparable terminology. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Sabre’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. The potential risks and uncertainties include, among others, the severity, extent and duration of the global COVID-19 pandemic and its impact on our business and results of operations, financial condition and credit ratings, as well as on the travel industry and consumer spending more broadly, the actions taken to contain the disease or treat its impact, the effect of remote working arrangements on our operations and the speed and extent of the recovery across the broader travel ecosystem, dependency on transaction volumes in the global travel industry, particularly air travel transaction volumes, including from airlines' insolvency, suspension of service or aircraft groundings, the effect of cost savings initiatives, the timing, implementation and effects of the technology investment and other strategic initiatives, the completion and effects of travel platforms, travel suppliers' usage of alternative distribution models, exposure to pricing pressure in the Travel Solutions business, changes affecting travel supplier customers, maintenance of the integrity of our systems and infrastructure and the effect of any security breaches, failure to adapt to technological advancements, competition in the travel distribution market and solutions markets, implementation of software solutions, reliance on third parties to provide information technology services and the effects of these services, the execution, implementation and effects of new, amended or renewed agreements and strategic partnerships, including anticipated savings, dependence on establishing, maintaining and renewing contracts with customers and other counterparties and collecting amounts due to us under these agreements, dependence on relationships with travel buyers, our collection, processing, storage, use and transmission of personal data and risks associated with PCI compliance, our ability to recruit, train and retain employees, including our key executive officers and technical employees, the financial and business results and effects of acquisitions, the effects of any litigation and regulatory reviews and investigations, adverse global and regional economic and political conditions, including, but not limited to, economic conditions in countries or regions with traditionally high levels of exports to China or that have commodities-based economies and the effect of "Brexit", risks arising from global operations, reliance on the value of our brands, failure to comply with regulations, use of third-party distributor partners, the effects of the implementation of new accounting standards, and tax-related matters, including the effect of the Tax Cuts and Jobs Act. More information about potential risks and uncertainties that could affect our business and results of operations is included in the "Risk Factors" and “Forward-Looking Statements” sections in our Quarterly Report on Form 10-Q filed with the SEC on November 6, 2020 and our Annual Report on Form 10-K filed with the SEC on February 26, 2020 and in our other filings with the SEC. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, outlook, guidance, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. Unless required by law, Sabre undertakes no obligation to publicly update or revise any forward-looking statements to reflect circumstances or events after the date they are made.

Contacts:

Media	Investors
Kristin Hays	Kevin Crissey
kristin.hays@sabre.com	kevin.crissey@sabre.com
sabrenews@sabre.com	sabre.investorrelations@sabre.com

SABRE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Revenue	$313,714	$941,422	$1,334,100	$3,974,988
Cost of revenue, excluding technology costs	120,942	405,437	579,010	1,726,157
Technology costs	272,886	320,807	1,156,723	1,285,204
Selling, general and administrative	139,395	157,541	586,406	600,210
Operating (loss) income	(219,509)	57,637	(988,039)	363,417
Other income (expense):
Interest expense, net	(71,417)	(39,027)	(235,091)	(156,391)
Loss on extinguishment of debt	(11,293)	—	(21,626)	—
Equity method (loss) income	(883)	71	(2,528)	2,044
Other, net	5,054	(3,314)	(66,961)	(9,432)
Total other expense, net	(78,539)	(42,270)	(326,206)	(163,779)
(Loss) income from continuing operations before income taxes	(298,048)	15,367	(1,314,245)	199,638
Provision for income taxes	13,423	3,543	(39,913)	35,326
(Loss) income from continuing operations	(311,471)	11,824	(1,274,332)	164,312
Income (loss) from discontinued operations, net of tax	6,119	(1,068)	2,788	(1,766)
Net (loss) income	(305,352)	10,756	(1,271,544)	162,546
Net income attributable to noncontrolling interests	363	665	1,200	3,954
Net (loss) income attributable to Sabre Corporation	(305,715)	10,091	(1,272,744)	158,592
Preferred stock dividends	5,428	—	7,659	—
Net (loss) income attributable to common stockholders	$(311,143)	$10,091	$(1,280,403)	$158,592

Basic net (loss) income per share attributable to common stockholders:
(Loss) income from continuing operations	$(1.00)	$0.04	$(4.43)	$0.58
Income (loss) from discontinued operations	$0.02	$—	$0.01	$(0.01)
Net (loss) income per common share	$(0.98)	$0.04	$(4.42)	$0.57
Diluted net (loss) income per share attributable to common stockholders:
(Loss) income from continuing operations	$(1.00)	$0.04	$(4.43)	$0.58
Income (loss) from discontinued operations	$0.02	$—	$0.01	$(0.01)
Net (loss) income per common share	$(0.98)	$0.04	$(4.42)	$0.57
Weighted-average common shares outstanding:
Basic	317,271	273,699	289,855	274,168
Diluted	317,271	276,222	289,855	276,217

Dividends per common share	$—	$0.14	$0.14	$0.56

SABRE CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents	$1,499,665	$436,176
Accounts receivable, net	255,468	546,533
Prepaid expenses and other current assets	132,972	139,211
Total current assets	1,888,105	1,121,920
Property and equipment, net of accumulated depreciation	363,491	641,722
Equity method investments	24,265	27,494
Goodwill	2,636,546	2,633,251
Acquired customer relationships, net of accumulated amortization	289,150	311,015
Other intangible assets, net of accumulated amortization	222,216	262,638
Deferred income taxes	24,181	21,812
Other assets, net	629,768	670,105
Total assets	$6,077,722	5,689,957

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$115,229	$187,187
Accrued compensation and related benefits	86,830	94,368
Accrued subscriber incentives	100,963	316,254
Deferred revenues	99,470	84,661
Other accrued liabilities	193,383	189,548
Current portion of debt	26,068	81,614
Tax Receivable Agreement	—	71,911
Total current liabilities	621,943	1,025,543
Deferred income taxes	72,744	107,402
Other noncurrent liabilities	380,621	347,522
Long-term debt	4,639,782	3,261,821
Stockholders’ equity
Preferred stock; $0.01 par value, 225,000 authorized, 3,340 and no shares issued and outstanding as of December 31, 2020 and 2019, respectively; aggregate liquidation value of $334,000 and $— as of December 31, 2020 and 2019, respectively	33	—
Common stock: $0.01 par value; 1,000,000 authorized shares; 338,662 and 294,319 shares issued, 317,297 and 273,733 shares outstanding at December 31, 2020 and 2019, respectively	3,387	2,943
Additional paid-in capital	3,052,953	2,317,544
Treasury stock, at cost, 21,365 and 20,587 shares at December 31, 2020 and 2019, respectively	(474,790)	(468,618)
Retained deficit	(2,090,022)	(763,482)
Accumulated other comprehensive loss	(135,957)	(149,306)
Non-controlling interest	7,028	8,588
Total stockholders’ equity	362,632	947,669
Total liabilities and stockholders’ equity	$6,077,722	$5,689,957

SABRE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Year Ended December 31,
	2020	2019
Operating Activities
Net (loss) income	$(1,271,544)	$162,546
Adjustments to reconcile net (loss) income to cash provided by operating activities:
Depreciation and amortization	363,743	414,621
Amortization of upfront incentive consideration	74,677	82,935
Stock-based compensation expense	69,946	66,885
Provision for expected credit losses	65,710	20,563
Deferred income taxes	(46,234)	(22,925)
Acquisition termination fee	24,811	—
Loss on extinguishment of debt	21,494	—
Amortization of debt discount and debt issuance costs	18,939	3,972
Pension settlement charge	18,071	—
Facilities-related charges	5,816	—
Impairment and related charges	8,684	—
(Income) loss from discontinued operations	(2,788)	1,766
Other	8,113	2,085
Changes in operating assets and liabilities:
Accounts and other receivables	204,970	(33,911)
Prepaid expenses and other current assets	(1,908)	1,145
Capitalized implementation costs	(17,301)	(28,588)
Upfront incentive consideration	(27,445)	(71,447)
Other assets	16,012	38,795
Accrued compensation and related benefits	(15,317)	(17,469)
Accounts payable and other accrued liabilities	(304,051)	(27,232)
Deferred revenue including upfront solution fees	15,357	(12,481)
Cash (used in) provided by operating activities	(770,245)	581,260
Investing Activities
Proceeds from sale of property	68,504	—
Additions to property and equipment	(65,420)	(115,166)
Acquisitions, net of cash acquired	—	(107,462)
Other investing activities	(4,375)	(20,398)
Cash used in investing activities	(1,291)	(243,026)
Financing Activities
Proceeds of borrowings from lenders	2,982,000	45,000
Payments on borrowings from lenders	(1,533,597)	(106,560)
Proceeds from issuance of preferred stock, net	322,885	—
Proceeds from issuance of common stock, net	275,003	—
Debt prepayment fees and issuance costs	(77,878)	—
Payments on Tax Receivable Agreement	(71,958)	(101,482)
Cash dividends paid to common shareholders	(38,544)	(153,508)
Net payment on the settlement of equity-based awards	(5,996)	(5,736)
Dividends paid on preferred stock	(5,850)
Repurchase of common stock	—	(77,636)
Other financing activities	(8,324)	(9,799)
Cash provided by ( used in) financing activities	1,837,741	(409,721)
Cash Flows from Discontinued Operations
Cash used in operating activities	(2,932)	(2,383)
Cash used in discontinued operations	(2,932)	(2,383)
Effect of exchange rate changes on cash and cash equivalents	216	781
Increase (decrease) in cash and cash equivalents	1,063,489	(73,089)
Cash and cash equivalents at beginning of period	436,176	509,265
Cash and cash equivalents at end of period	$1,499,665	$436,176
Cash payments for income taxes	$24,505	$55,137
Cash payments for interest	$186,235	$157,648
Capitalized interest	$2,508	$5,085
Non-cash additions to property and equipment	$—	$33,136

Non-GAAP Financial Measures

We have included both financial measures compiled in accordance with GAAP and certain non-GAAP financial measures, including Adjusted Operating (Loss) Income, Adjusted Net (Loss) Income from continuing operations ("Adjusted Net (Loss) Income"), Adjusted EBITDA, Adjusted EPS, Free Cash Flow and ratios based on these financial measures. As a result of our business realignment in the third quarter of 2020, we have separated our technology costs from cost of revenue and moved certain expenses previously classified as cost of revenue to selling, general and administrative to provide increased visibility to our technology costs for analytical and decision-making purposes and to align costs with the current leadership and operational organizational structure.

We define Adjusted Operating (Loss) Income as operating (loss) income adjusted for equity method (loss) income, impairment and related charges, acquisition-related amortization, restructuring and other costs, acquisition-related costs, litigation costs, net, and stock-based compensation.

We define Adjusted Net (Loss) Income as net (loss) income attributable to common stockholders adjusted for loss (income) from discontinued operations, net of tax, net income attributable to noncontrolling interests, impairment and related charges, acquisition-related amortization, loss on extinguishment of debt, other, net, restructuring and other costs, acquisition-related costs, litigation costs, net, stock-based compensation, and the tax impact of net income adjustments.

We define Adjusted EBITDA as (Loss) Income from continuing operations adjusted for depreciation and amortization of property and equipment, amortization of capitalized implementation costs, acquisition-related amortization, impairment and related charges, restructuring and other costs, amortization of upfront incentive consideration, interest expense, net, other, net, loss on extinguishment of debt, acquisition-related costs, litigation costs, net, stock-based compensation and the remaining provision for income taxes.

We define Adjusted EPS as Adjusted Net (Loss) Income divided by diluted weighted-average common shares outstanding.

We define Free Cash Flow as cash (used in) provided by operating activities less cash used in additions to property and equipment.

These non-GAAP financial measures are key metrics used by management and our board of directors to monitor our ongoing core operations because historical results have been significantly impacted by events that are unrelated to our core operations as a result of changes to our business and the regulatory environment. We believe that these non-GAAP financial measures are used by investors, analysts and other interested parties as measures of financial performance and to evaluate our ability to service debt obligations, fund capital expenditures and meet working capital requirements. We also believe that Adjusted Operating (Loss) Income, Adjusted Net (Loss) Income, Adjusted EBITDA and Adjusted EPS assist investors in company-to-company and period-to-period comparisons by excluding differences caused by variations in capital structures (affecting interest expense), tax positions and the impact of depreciation and amortization expense. In addition, amounts derived from Adjusted EBITDA are a primary component of certain covenants under our senior secured credit facilities.

Adjusted Operating (Loss) Income, Adjusted Net (Loss) Income, Adjusted EBITDA, Adjusted EPS, Free Cash Flow and ratios based on these financial measures are not recognized terms under GAAP. These non-GAAP financial measures and ratios based on them are unaudited and have important limitations as analytical tools, and should not be viewed in isolation and do not purport to be alternatives to net income as indicators of operating performance or cash flows from operating activities as measures of liquidity. These non-GAAP financial measures and ratios based on them exclude some, but not all, items that affect net income or cash flows from operating activities and these measures may vary among companies. Our use of these measures has limitations as an analytical tool, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations are:

•these non-GAAP financial measures exclude certain recurring, non-cash charges such as stock-based compensation expense and amortization of acquired intangible assets;

•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for such replacements;

•Adjusted EBITDA does not reflect amortization of upfront incentive consideration or capitalized implementation costs associated with our revenue contracts, which may require future working capital or cash needs in the future;

•Adjusted Operating (Loss) Income, Adjusted Net (Loss) Income and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness;

•Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us;

•Free Cash Flow removes the impact of accrual-basis accounting on asset accounts and non-debt liability accounts, and does not reflect the cash requirements necessary to service the principal payments on our indebtedness; and

•other companies, including companies in our industry, may calculate Adjusted Operating (Loss) Income, Adjusted Net (Loss) Income, Adjusted EBITDA, Adjusted EPS or Free Cash Flow differently, which reduces their usefulness as comparative measures.

Tabular Reconciliations for Non-GAAP Measures
(In thousands, except per share amounts; unaudited)
Reconciliation of net (loss) income attributable to common stockholders to Adjusted Net (Loss) Income from continuing operations, operating (loss) income to Adjusted Operating (Loss) Income, and (loss) income from continuing operations to Adjusted EBITDA and Last Twelve Months' (LTM) Adjusted EBITDA (for Net Debt Ratio):

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net (loss) income attributable to common stockholders	$(311,143)	$10,091	$(1,280,403)	$158,592
(Income) loss from discontinued operations, net of tax	(6,119)	1,068	(2,788)	1,766
Net income attributable to non-controlling interests(1)	363	665	1,200	3,954
Preferred stock dividends	5,428	—	7,659	—
(Loss) Income from continuing operations	$(311,471)	$11,824	$(1,274,332)	$164,312
Adjustments:
Impairment and related charges(2)	8,684	—	8,684	—
Acquisition-related amortization(3a)	16,223	16,633	65,998	64,604
Restructuring and other costs(6)	11,568	—	85,797	—
Loss on extinguishment of debt	11,293	—	21,626	—
Other, net(5)	(5,054)	3,314	66,961	9,432
Acquisition-related costs(7)	(6,004)	10,700	16,787	41,037
Litigation costs, net(8)	(4,022)	(3,224)	(1,919)	(24,579)
Stock-based compensation	25,041	15,802	69,946	66,885
Tax impact of adjustments(9)	9,747	(11,052)	18,131	(42,476)
Adjusted Net (Loss) Income from continuing operations	$(243,995)	$43,997	$(922,321)	$279,215
Adjusted Net (Loss) Income from continuing operations per share	$(0.77)	$0.16	$(3.18)	$1.01
Diluted weighted-average common shares outstanding	317,271	276,222	289,855	276,217

Operating (loss) income	$(219,509)	$57,637	$(988,039)	$363,417
Add back:
Equity method (loss) income	(883)	71	(2,528)	2,044
Impairment and related charges(2)	8,684	—	8,684	—
Acquisition-related amortization(3a)	16,223	16,633	65,998	64,604
Restructuring and other costs(6)	11,568	—	85,797	—
Acquisition-related costs(7)	(6,004)	10,700	16,787	41,037
Litigation costs, net(8)	(4,022)	(3,224)	(1,919)	(24,579)
Stock-based compensation	25,041	15,802	69,946	66,885
Adjusted Operating (Loss) Income	$(168,902)	$97,619	$(745,274)	$513,408

(Loss) income from continuing operations	$(311,471)	$11,824	$(1,274,332)	$164,312
Adjustments:
Depreciation and amortization of property and equipment(3b)	59,377	77,956	260,651	310,573
Amortization of capitalized implementation costs(3c)	8,984	8,127	37,094	39,444
Acquisition-related amortization(3a)	16,223	16,633	65,998	64,604
Impairment and related charges(2)	8,684	—	8,684	—
Restructuring and other costs(6)	11,568	—	85,797	—
Amortization of upfront incentive consideration(4)	17,944	23,110	74,677	82,935
Interest expense, net	71,417	39,027	235,091	156,391
Other, net(5)	(5,054)	3,314	66,961	9,432
Loss on extinguishment of debt	11,293	—	21,626	—
Acquisition-related costs(7)	(6,004)	10,700	16,787	41,037
Litigation costs, net(8)	(4,022)	(3,224)	(1,919)	(24,579)
Stock-based compensation	25,041	15,802	69,946	66,885
Provision for income taxes	13,423	3,543	(39,913)	35,326
Adjusted EBITDA	$(82,597)	$206,812	$(372,852)	$946,360

Adjusted EBITDA margin	NM	22.0%	NM	23.8%

Net Debt (total debt, less cash)			$3,307,840	$2,927,633
Net Debt / LTM Adjusted EBITDA			NM	3.1x

Reconciliation of Free Cash Flow:

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Cash (used in) provided by operating activities	$(183,176)	$156,895	$(770,245)	$581,260
Cash provided by (used in) investing activities	51,343	(134,544)	(1,291)	(243,026)
Cash (used in) provided by financing activities	(36,063)	(58,297)	1,837,741	(409,721)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Cash (used in) provided by operating activities	$(183,176)	$156,895	$(770,245)	$581,260
Additions to property and equipment	(17,161)	(23,042)	(65,420)	(115,166)
Free Cash Flow	$(200,337)	$133,853	$(835,665)	$466,094

Reconciliation of Adjusted Operating (Loss) Income to Operating (Loss) Income in our statement of operations and Adjusted EBITDA to (Loss) Income from Continuing Operations in our statement of operations by business segment:

	Three Months Ended December 31, 2020
	Travel Solutions	Hospitality Solutions	Corporate	Total
Adjusted Operating Loss	$(114,538)	$(15,440)	$(38,924)	$(168,902)
Less:
Equity method loss	(883)	—	—	(883)
Impairment and related charges(2)	—	—	8,684	8,684
Acquisition-related amortization(3a)	—	—	16,223	16,223
Restructuring and other costs(6)	—	—	11,568	11,568
Acquisition-related costs(7)	—	—	(6,004)	(6,004)
Litigation costs, net(8)	—	—	(4,022)	(4,022)
Stock-based compensation	—	—	25,041	25,041
Operating loss	$(113,655)	$(15,440)	$(90,414)	$(219,509)

Adjusted EBITDA	$(38,138)	$(5,998)	$(38,461)	$(82,597)
Less:
Depreciation and amortization of property and equipment(3b)	50,516	8,398	463	59,377
Amortization of capitalized implementation costs(3c)	7,940	1,044	—	8,984
Acquisition-related amortization(3a)	—	—	16,223	16,223
Impairment and related charges(2)	—	—	8,684	8,684
Restructuring and other costs(6)	—	—	11,568	11,568
Amortization of upfront incentive consideration(4)	17,944	—	—	17,944
Acquisition-related costs(7)	—	—	(6,004)	(6,004)
Litigation costs, net(8)	—	—	(4,022)	(4,022)
Stock-based compensation	—	—	25,041	25,041
Equity method loss	(883)	—	—	(883)
Operating loss	$(113,655)	$(15,440)	$(90,414)	$(219,509)
Interest expense, net				(71,417)
Other, net(5)				5,054
Loss on extinguishment of debt				(11,293)
Equity method loss				(883)
Provision for income taxes				(13,423)
Loss from continuing operations				$(311,471)

Operating income margin	NM	NM	NM	NM

	Three Months Ended December 31, 2019
	Travel Solutions	Hospitality Solutions	Corporate	Total
Adjusted Operating Income (Loss)	$154,631	$(6,161)	$(50,851)	$97,619
Less:
Equity method income	71	—	—	71
Acquisition-related amortization(3a)	—	—	16,633	16,633
Acquisition-related costs(7)	—	—	10,700	10,700
Litigation costs, net(8)	—	—	(3,224)	(3,224)
Stock-based compensation	—	—	15,802	15,802
Operating income (loss)	$154,560	$(6,161)	$(90,762)	$57,637

Adjusted EBITDA	$249,489	$6,969	$(49,646)	$206,812
Less:
Depreciation and amortization of property and equipment(3b)	64,847	11,904	1,205	77,956
Amortization of capitalized implementation costs(3c)	6,901	1,226	—	8,127
Acquisition-related amortization(3a)	—	—	16,633	16,633
Amortization of upfront incentive consideration(4)	23,110	—	—	23,110
Acquisition-related costs(7)	—	—	10,700	10,700
Litigation costs, net(8)	—	—	(3,224)	(3,224)
Stock-based compensation	—	—	15,802	15,802
Equity method income	71	—	—	71
Operating income (loss)	$154,560	$(6,161)	$(90,762)	$57,637
Interest expense, net				(39,027)
Other, net(5)				(3,314)
Equity method income				71
Provision for income taxes				(3,543)
Income from continuing operations				$11,824

Operating income margin	17.6%	NM	NM	6.1%

	Year Ended December 31, 2020
	Travel Solutions	Hospitality Solutions	Corporate	Total
Adjusted Operating Loss	$(523,122)	$(63,915)	$(158,237)	$(745,274)
Less:
Equity method loss	(2,528)	—	—	(2,528)
Impairment and related charges(2)	—	—	8,684	8,684
Acquisition-related amortization(3a)	—	—	65,998	65,998
Restructuring and other costs(6)	—	—	85,797	85,797
Acquisition-related costs(7)	—	—	16,787	16,787
Litigation costs, net(8)	—	—	(1,919)	(1,919)
Stock-based compensation	—	—	69,946	69,946
Operating loss	$(520,594)	$(63,915)	$(403,530)	$(988,039)

Adjusted EBITDA	$(197,905)	$(21,126)	$(153,821)	$(372,852)
Less:
Depreciation and amortization of property and equipment(3b)	217,808	38,427	4,416	260,651
Amortization of capitalized implementation costs(3c)	32,732	4,362	—	37,094
Acquisition-related amortization(3a)	—	—	65,998	65,998
Impairment and related charges(2)	—	—	8,684	8,684
Restructuring and other costs(6)	—	—	85,797	85,797
Amortization of upfront incentive consideration(4)	74,677	—	—	74,677
Acquisition-related costs(7)	—	—	16,787	16,787
Litigation costs, net(8)	—	—	(1,919)	(1,919)
Stock-based compensation	—	—	69,946	69,946
Equity method loss	(2,528)	—	—	(2,528)
Operating loss	$(520,594)	$(63,915)	$(403,530)	$(988,039)
Interest expense, net				(235,091)
Other, net(5)				(66,961)
Loss on extinguishment of debt				(21,626)
Equity method loss				(2,528)
Provision for income taxes				39,913
Loss from continuing operations				$(1,274,332)

Operating income margin	NM	NM	NM	NM

	Year Ended December 31, 2019
	Travel Solutions	Hospitality Solutions	Corporate	Total
Adjusted Operating Income (Loss)	$729,266	$(21,632)	$(194,226)	$513,408
Less:
Equity method income	2,044	—	—	2,044
Acquisition-related amortization(3a)	—	—	64,604	64,604
Acquisition-related costs(7)	—	—	41,037	41,037
Litigation costs, net(8)	—	—	(24,579)	(24,579)
Stock-based compensation	—	—	66,885	66,885
Operating income (loss)	$727,222	$(21,632)	$(342,173)	$363,417

Adjusted EBITDA	$1,104,298	$31,466	$(189,404)	$946,360
Less:
Depreciation and amortization of property and equipment(3b)	257,390	48,361	4,822	310,573
Amortization of capitalized implementation costs(3c)	34,707	4,737	—	39,444
Acquisition-related amortization(3a)	—	—	64,604	64,604
Amortization of upfront incentive consideration(4)	82,935	—	—	82,935
Acquisition-related costs(7)	—	—	41,037	41,037
Litigation costs, net(8)	—	—	(24,579)	(24,579)
Stock-based compensation	—	—	66,885	66,885
Equity method income	2,044	—	—	2,044
Operating income (loss)	$727,222	$(21,632)	$(342,173)	$363,417
Interest expense, net				(156,391)
Other, net(5)				(9,432)
Equity method income				2,044
Provision for income taxes				(35,326)
Income from continuing operations				$164,312

Operating income margin	19.5%	NM	NM	9.1%

Non-GAAP Footnotes

(1) Net income attributable to non-controlling interests represents an adjustment to include earnings allocated to non-controlling interests held in (i) Sabre Travel Network Middle East of 40% and Sabre Seyahat Dagitim Sistemleri A.S. of 40% for all periods presented, (ii) Sabre Travel Network Lanka (Pte) Ltd of 40% beginning in July 2015, and (iii) Sabre Bulgaria of 40% beginning in November 2017.

(2) Impairment and related charges consists of $5 million associated with software developed for internal use and $4 million associated with capitalized implementation costs related to a specific customer based on our analysis of the recoverability of such amounts.

(3) Depreciation and amortization expenses:
a.Acquisition-related amortization represents amortization of intangible assets from the take-private transaction in 2007 as well as intangibles associated with acquisitions since that date.
b. Depreciation and amortization of property and equipment includes software developed for internal use as well as amortization of contract acquisition costs.
c. Amortization of capitalized implementation costs represents amortization of upfront costs to implement new customer contracts under our SaaS and hosted revenue model.

(4) Our Travel Solutions business at times provides upfront incentive consideration to travel agency subscribers at the inception or modification of a service contract, which are capitalized and amortized to cost of revenue, excluding technology costs over an average expected life of the service contract, generally over three to ten years. This consideration is made with the objective of increasing the number of clients or to ensure or improve customer loyalty. These service contract terms are established such that the supplier and other fees generated over the life of the contract will exceed the cost of the incentive consideration provided up front. These service contracts with travel agency subscribers require that the customer commit to achieving certain economic objectives and generally have terms requiring repayment of the upfront incentive consideration if those objectives are not met.

(5) Other, net includes a $46 million charge related to termination payments incurred in 2020 in connection with the now-terminated acquisition of Farelogix Inc. ("Farelogix") and a $18 million pension settlement charge recorded in 2020, partially offset by a $10 million gain on sale of our headquarters building in the fourth quarter of 2020. In addition, all periods presented include foreign exchange gains and losses related to the remeasurement of foreign currency denominated balances included in our consolidated balance sheets into the relevant functional currency.

(6) Restructuring and other costs represents charges associated with business restructuring and associated changes, including a strategic realignment of our airline and agency-focused businesses, as well as other measures to support the new organizational structure and to respond to the impacts of the COVID-19 pandemic on our business, facilities and cost structure.

(7) Acquisition-related costs represent fees and expenses incurred associated with the now-terminated agreement to acquire Farelogix, as well as costs related to the acquisition of Radixx in 2019.

(8) Litigation costs, net represent charges associated with antitrust litigation and other foreign non-income tax contingency matters. In 2020, we reversed the previously accrued non-income tax expense of $4 million due to success in our claims. In 2019, we recorded the reversal of our previously accrued loss related to the US Airways legal matter for $32 million.

(9) The tax impact of adjustments includes the tax effect of each separate adjustment based on the statutory tax rate for the jurisdiction(s) in which the adjustment was taxable or deductible, the impact of the adjustments on valuation allowance assessments, and the tax effect of items that relate to tax specific financial transactions, tax law changes, uncertain tax positions, and other items.